SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 11, 2003

(Date of earliest event reported)

SOURCINGLINK.NET, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-28391	98-0132465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16855 West Bernardo Drive, Suite 260, San Diego, CA	92127
(Address of principal executive offices)	(Zip Code)

(858) 385-8900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed, since last report.)

Page 1 of 6 Pages

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE.

On July 11, 2003, SourcingLink.net, Inc., a Delaware corporation (“SourcingLink” or the “Company”), announced that it has signed an agreement with a select group of institutional investors providing for the private placement of approximately 3.3 million shares of common stock and seven-year warrants to purchase an additional 366,667 shares of common stock at an exercise price of $0.15 per share, in exchange for an aggregate of $500,000 in cash plus the surrender of previously-issued warrants to purchase 366,667 shares of common stock held by such investors. The new warrants will be subject to a call right in favor of SourcingLink for a period ending on June 30, 2004. Such call right, when exercised, would require the warrantholders to exercise the warrants for the number of shares of common stock specified by SourcingLink. The purpose of this financing is to raise additional funds to expand the Company’s sales and marketing activities and provide additional working capital for the Company. A copy of such press release is attached hereto as Exhibit 99.1 and by this reference made a part hereof.

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS.

(a) – (b) Not applicable.

(c) Exhibits.

99.1	Press Release of SourcingLink.net, Inc. issued on July 11, 2003, announcing signing of agreement for $500,000 equity financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOURCINGLINK.NET, INC.

Dated: July 14, 2003	/s/ GARY DAVIDSON
Gary Davidson VP Finance and Administration, Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description	Page Number

99.1	Press Release of SourcingLink.net, Inc. issued on July 11, 2003, announcing signing of agreement for $500,000 equity financing.	5